UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 26, 2013

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d) On November 26, 2013, Andrew K. Silvernail was elected to the Board of Directors of Stryker Corporation (the “Company”) to fill the vacancy created when the Board increased the number of authorized directors from nine to ten. Mr. Silvernail has not been appointed to any committee of the Board at this time.

Mr. Silvernail is Chairman and Chief Executive Officer of IDEX Corporation, an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products. He was appointed CEO in August 2011 and Chairman in January 2012. Before that, he held the position of Vice President, Group Executive, responsible for multiple operating segments within IDEX. He was a Group President for Rexnord Industries and held senior leadership roles at Newell Rubbermaid and Danaher Corporation. Mr. Silvernail began his career as an equity research associate for Fidelity Investments. He is a Trustee for the Manufacturers Alliance for Productivity and Innovation (MAPI) and a National Trustee for the Boys & Girls Club of America. He received a B.A. in Government from Dartmouth College and his M.B.A. from Harvard Business School. He is a member of the 2012 Class of Henry Crown Fellows at the Aspen Institute.

For 2013, Mr. Silvernail will receive a pro rata portion, based on days served in 2013, of the $60,000 fixed annual fee that the Company pays to non-employee directors. For subsequent years of service, he will be paid the same compensation, including the annual equity award, that all non-employee directors earn. In connection with his appointment to the Company's Board of Directors, the Company will enter into the form of indemnification agreement for directors, a copy of which is filed as Exhibit 10(xvi) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, with Mr. Silvernail.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

December 3, 2013	/s/ William R. Jellison
William R. Jellison
Vice President, Chief Financial Officer